Exhibit (p)(1)

Transamerica Asset Management, Inc.

Transamerica Series Trust

Transamerica Partners Portfolios

Transamerica Asset Allocation Variable Funds

Transamerica Partners Funds Group

Transamerica Partners Funds Group II

Transamerica Funds

Transamerica Income Shares, Inc.

TRANSAMERICA®

Asset Management

Code of Ethics Policy

Contents

Section 1: Introduction	6

1.01 Adoption of Code of Ethics	6
1.02 Policy Owner	6
1.03 Individuals Subject to the Code of Ethics	6
1.04 Terminology	7
Section 2: Standards of Business Conduct	7

2.01 Fiduciary Duties	7
2.02 Prohibited Actions	8
2.03 Conflicts of Interest	9
2.04 Compliance with Applicable Federal Securities Laws	9
2.06 Distribution and Certification	9
Section 3: Supervised Persons Requirements	9

3.01 Service on Boards of Publicly Traded Companies	9
3.02 IPOs and Limited Offerings (Private Placements)	10
3.03 Market Timing in Affiliated Funds	10
3.04 Adherence to Underlying Policies	10
3.05 Reporting of Supervised Persons	11
Section 4: Potential Conflicts of Interest and Other Personal Activities	11

4.01 Conflicts of Interest Policy	11
4.01.01 Employee Conflicts of Interest	11

4.01.02 Conflicts of Interest among the Funds	12

4.01.03 Reporting Conflicts of Interest	12

4.01.04 Disclosure of Conflicts of Interest	12

4.02 Insider Trading Policy	12
4.02.01 Statement of Purpose	12

4.02.02 Prohibition on Insider Trading	13

4.02.03 Concept of “Insider”	13

4.02.04 Concept of “Material”	13

4.02.05 Non-public information	14

4.02.06 Procedures for Recipients of Material Non-Public Information	15

4.02.07 Selective Disclosure	16

4.02.08 Relationships with Potential Insiders	17

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4.02.09 Intentional Receipt of Non-Public Information about Public Issuers	18

4.02.10 Pre-Set 10b5-1 Trading Plans	18

4.02.11 Rumors	18

4.03 Political Contributions Policy	19
4.03.01 Guiding Principles	19

4.03.02 Prohibited Conduct	19

4.03.03 Personal Contribution Exceptions	20

4.03.04 Reporting and Pre-Clearance of Contributions	21

4.03.05 Prohibited Contributions	22

4.03.06 New Supervised Persons and Applicants for Employment	22

4.03.07 Charitable Donations	23

4.03.08 Public Office	23

4.03.09 Outside Business Activities and Political Contributions	23

4.04 Gifts and Entertainment Policy	23
4.04.01 Guiding Principles	23

4.04.02 Receipt of Entertainment	24

4.04.03 Receipt of Gifts	24

4.04.04 Giving of Gifts and Entertainment	25

4.04.05 Pre-Approval of Gifts and Entertainment	25

4.04.06 Gifts and Entertainment Given to Union Officials	25

4.04.07 Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”	25

4.04.08 Gifts and Entertainment Given to ERISA Plan Fiduciaries	26

4.04.09 Reporting Obligations	26

4.05 Outside Business Activities Policy	27
Section 5: Personal Securities Transactions	27

5.01 Personal Securities Trading Principles	27
5.02 Personal Securities Reporting Requirements	27
5.02.01 Initial Holdings Reports	28

5.02.02 Quarterly Transaction Reports	28

5.02.03 Annual Holdings Reports	29

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5.02.04 Exceptions from Reporting Requirements	30

5.02.05 Duplicate Filing Exceptions	30

5.02.06 Disinterested Directors	31

5.03. Pre-Clearance in Reportable Securities Transactions	31
5.04 Blackout Periods	32
5.04.01 Policy Blackout Periods	32

5.04.02 Policy Blackout Period Exemptions	32

5.04.03 Corporate Blackout Periods	32

5.05 Holding Period Requirements	33
5.05.01 Holding Period Exemptions	33

5.06 Broker Trading Restrictions	33
Section 6: Reporting, Certification and Administration	33

6.01 Internal Reporting of Code Violations and Sanctions	33
6.01.01 Reporting of Material Violations	34

6.01.02 Sanctions	34

6.02 Reports to the Funds	34
6.02.01 Annual Reports	34

6.02.02 Quarterly Reports	35

6.02.03 Approval and Amendments	35

6.03 Sub-Adviser Reporting	35
6.03.01 Sub-Adviser Code of Ethics	35

6.03.02 Sub-Adviser Amendments	35

6.03.03 Sub-Adviser Quarterly Reporting	36

6.03.04 Sub-Adviser Annual Certification	36

6.04 Interpretation of Provisions	36
Section 7: Chief Compliance Officer Responsibilities	36

7.01 Lists of Supervised Persons and Access Persons	36
7.02 Code of Ethics Monitoring	36
7.02.01 Review of Reports and Activities	36

7.02.02 Maintaining Confidentiality	37

7.03 Code of Ethics Effectiveness	37
7.04 Annual Compliance Certifications	37

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7.05 Training	37
7.06 Violations	37
7.07 Delegation	37
7.08 Hardship Exemptions	38
7.09 Code of Ethics Review and Updates	38
Section 8: Books and Records	38

8.01 Code of Ethics Records	38
8.02 Political Contribution Records	39
8.03 Gifts and Entertainment Records	39
Section 9: Definitions	40

Section 10: Effective Dates	46

10.01 Code of Ethics	46
10.02 Conflicts of Interest Policy	46
10.03 Insider Trading Policy	46
10.04 Political Contributions Policy	46
10.05 Gifts and Entertainment Policy	46
10.06 Outside Business Activities Policy	46

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Section 1: Introduction

1.01 Adoption of Code of Ethics

Transamerica Series Trust, Transamerica Partners Portfolios, Transamerica Partners Funds Group, Transamerica Partners Funds Group II, Transamerica Asset Allocation Variable Funds, Transamerica Funds, and Transamerica Income Shares, Inc., (each a “Fund” and collectively “the Funds”) and Transamerica Asset Management, Inc. (“TAM” or “Adviser”) (TAM and the Funds are collectively the “Companies”) have adopted this Code of Ethics (the “Code”) in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940, as amended. The purpose of this Code is to protect the Clients by deterring misconduct, educating employees regarding the expectations and laws governing their conduct, guarding against violations of the Federal Securities laws, and establishing procedures for employees to follow in order to comply with the ethical principles of the Companies.

1.02 Policy Owner

TAM’s Chief Compliance Officer (“CCO”) is responsible for overseeing the Code of Ethics, maintaining appropriate internal processes and controls, and maintaining appropriate records. The CCO may delegate certain administrative responsibilities to Compliance team members (“TAM Compliance”).

1.03 Individuals Subject to the Code of Ethics

TAM’s CCO assisted by TAM Compliance will determine the individuals who shall be considered Supervised/Advisory Persons (“Supervised Persons”) and Access Persons subject to the Code. Supervised persons generally will include directors, officers, and employees of the companies as well as non-TAM employees and investment personnel who have access to TAM systems and non-public fund information. Access Persons, as defined, are Supervised Persons who are subject to enhanced Code requirements specifically related to Personal Securities Transactions. As such, any requirement placed on Supervised Persons is also applicable to Access Persons. Requirements placed on Access Persons are exclusive to Access Persons and are not required of individuals deemed only to be Supervised Persons. All TAM employees, non-TAM employees who receive regular fund data and information through TAM systems or email distributions, and those individuals identified by the CCO or his/her delegate will be considered Access Persons for the purposes of the Code.

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1.04 Terminology

Frequently used terms in the Code are defined in Section 9. Any questions or interpretations regarding terms used throughout this Code should be referred to TAM Compliance.

Section 2: Standards of Business Conduct

The Companies seek to foster a reputation for integrity and professionalism. The confidence and trust placed in us by our Clients is something the Companies value and endeavor to protect. To further that goal, this Code is designed prevent persons with access to information regarding the portfolio securities activities of a Fund from engaging in inappropriate personal investing in connection with a security held or to be acquired by a Client and avoid conflicts of interest in connection with personal securities transactions.

2.01 Fiduciary Duties

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment Advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters. The policies in this Code reflect TAM’s desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but also those situations involving even the appearance of these. The Code is designed to ensure that those persons who have access to information regarding the portfolio securities and activities of a Fund do not use that information illegally, including for their own personal benefit and/or to the detriment of a Fund or the Funds collectively. In performing duties in the normal course of business, Supervised Persons should keep in mind the following general principles:

1.	Supervised Persons are fiduciaries. No person to whom this Code is applicable should, directly or indirectly, knowingly place his or her own interests ahead of those of any of the Transamerica Asset Management Inc. advisory clients (the “Clients”), including any Fund or its shareholders;

2.	No Person to whom the Code is applicable should use knowledge of transactions by a Client to his or her profit or advantage, or, directly or indirectly, take inappropriate advantage of his or her position with any Client;

3.	All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility with any Client;

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4.	Information concerning the composition of a Client’s security holdings is confidential. No Supervised Person shall release any information regarding actual or contemplated securities transactions or holdings by any Fund or any actual or proposed Fund holding changes, except in the performance of employment duties, or in connection with any official report or disclosure which makes such information public knowledge.

5.	Supervised persons should not accept any special favors, benefits or preferential treatment due to their fiduciary relationship with any Client, except for the usual and ordinary benefits provided directly by TAM.

Supervised Persons must adhere to these general fiduciary principles and comply with the specific provisions of the Code. Technical compliance with the terms of this Code does not insulate any Supervised Person from scrutiny in instances where their personal conduct displays a pattern of inappropriate activity or failure to adhere to these fiduciary principles.

2.02 Prohibited Actions

In accordance with Rule 17j-1(b) of the Investment Company Act, it is unlawful for any Supervised Person, or person otherwise affiliated with the Companies, in connection with the purchase or sale, directly or indirectly by such person, of a security “held or to be acquired” by any Fund:

1.	To employ any device, scheme or artifice to defraud a Fund;

2.	To make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made to a Fund, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

4.	To engage in any manipulative practice with respect to a Fund.

5.	To employ any device, scheme or artifice to defraud a Fund;

6.	To make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made to a Fund, not misleading;

7.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

8.	To engage in any manipulative practice with respect to a Fund.

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2.03 Conflicts of Interest

Conflicts of interest may arise at any time given the dynamic environment in which TAM conducts business. One factor that defines a conflict of interest is the possibility that the Supervised Person’s decisions will be affected because of actual or potential differences among the interests of TAM, the Funds, or Clients and the Supervised Person’s personal interests. Regardless of the motivations of the Supervised Person involved, a particular activity or situation may be found to be a conflict of interest even though it does not result in any financial loss to the Companies or Clients or result in any gain to the Supervised Person. Supervised Persons must promptly report to Compliance any situation or transaction involving an actual or potential conflict of interest. Compliance will determine whether a conflict of interest exists and will prescribe any required mitigating actions.

2.04 Compliance with Applicable Federal Securities Laws

Each Supervised Person is required to comply with applicable Federal Securities laws. To fulfill this requirement, each Supervised Person is required to comply with the Companies’ compliance manuals, each as amended from time to time, to the extent applicable to such person.

2.06 Distribution and Certification

The Compliance department of TAM shall distribute to each Supervised Person a copy of the Code and any amendments thereto. Upon becoming subject to the Code, annually, and upon any material amendments thereafter, all persons to whom the Code is applicable are required to acknowledge receipt of, and intent to comply with, this Code via written certification.

Section 3: Supervised Persons Requirements

3.01 Service on Boards of Publicly Traded Companies

No officer or employee of the Funds or the Adviser shall serve on the governing board of any publicly traded companies without the prior written approval of the CCO or his/her delegate. Prior to granting any such approval, the individual shall determine that such board service is consistent with the interests of Clients and shall ensure that appropriate “Chinese Wall” or other procedures are in place to isolate such individual from persons making investment decisions as to securities of any such company.

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3.02 IPOs and Limited Offerings (Private Placements)

No Supervised Person may acquire Beneficial Ownership in any security distributed in an Initial Public Offering (IPO) or Limited Offering unless he/she has obtained Compliance’s written authorization. In seeking approval, the Supervised Person shall state the title and principal amount of the security proposed to be purchased, the price at which the transaction is to be effected, and the name of the Broker through whom the transaction is proposed to be effected. In determining whether approval should be granted, Compliance should, among other things, consider:

1.	Whether the investment opportunity should be reserved for the Funds; and

2.	Whether the opportunity is being offered to the Supervised Person by virtue of his/her position with TAM or the Funds.

3.03 Market Timing in Affiliated Funds

Supervised Persons are not permitted to conduct transactions for the purpose of market timing in Affiliated Funds. Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements. TAM Compliance will monitor Supervised Persons transactions in Affiliated Funds monthly to identify potential issues of market timing transacted by Supervised Persons.

3.04 Adherence to Underlying Policies

Supervised Persons are expected to adhere to all of the underlying policies within this Code, including the Conflicts of Interest Policy (Section 4.01), the Insider Trading Policy (Section 4.02), the Political Contributions Policy (Section 4.03), Gifts and Entertainment Policy (Section 4.04), and Outside Business Activities Policy (Section 4.05).

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3.05 Reporting of Supervised Persons

Within 10 calendar days of becoming subject to this Code and/or at least annually thereafter, Supervised Persons are required to:

1.	Acknowledge receipt of TAM’s Compliance Manual and Code of Ethics;

2.	Complete the Annual Conflicts of Interest Questionnaire;

3.	Certify compliance with the Insider Trading Policy;

4.	Certify compliance with the Political Contributions Policy and disclose any contributions made;

5.	Disclose all gifts and entertainment given or received;

6.	Disclose any outside business activities;

7.	Complete any required disclosures related to the Code of Ethics; and

8.	Respond to other compliance-related requests.

Section 4: Potential Conflicts of Interest and Other Personal Activities

4.01 Conflicts of Interest Policy

4.01.01 Employee Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including TAM, Employees, and current or prospective Clients, Funds and/or Fund shareholders. Any failure to identify or properly address a conflict can have severe negative repercussions for TAM, its Employees, and/or Funds and Fund shareholders. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

TAM’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve TAM and/or its Supervised Persons on one hand, and the Funds on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of the Funds over the interests of TAM and its Employees. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that individual should promptly bring the issue to TAM Compliance’s attention.

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4.01.02 Conflicts of Interest among the Funds

In some instances conflicts of interest may arise between Funds. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Funds have been unfairly disadvantaged. Supervised Persons should notify TAM Compliance promptly if it appears that any actual or apparent conflict of interest between Funds has not been appropriately addressed.

4.01.03 Reporting Conflicts of Interest

On an annual basis, in conjunction with the acknowledgment and certification of the Code of Ethics, all persons subject to the Code of Ethics will complete and submit to TAM Compliance a Conflicts of Interest questionnaire aimed at identifying and documenting any actual or potential conflict of interest. TAM Compliance will investigate any potential conflicts and the CCO will work with employees to mitigate actual conflicts that are identified.

On a quarterly basis Sub-Advisers will report any new conflicts of interest that may have arisen during the quarter as part of their quarterly compliance reporting. TAM Compliance will work with the Sub-Advisers to address and mitigate conflicts of interest that materially impact the Funds.

4.01.04 Disclosure of Conflicts of Interest

Advisers have a duty to disclose all potential or actual material conflicts of interest to clients. Annually, the CCO will make a report to the Boards disclosing any potential or material Conflicts of Interest of those individuals covered by the Code of Ethics. On a quarterly basis, the CCO will make a report to the Boards regarding any potential or actual conflicts of interest disclosed by Sub-Advisers pursuant to their quarterly compliance reporting obligations.

4.02 Insider Trading Policy

4.02.01 Statement of Purpose

The federal securities laws, including the antifraud provisions of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), Rule 10b-5 promulgated thereunder, and the Insider Trading and Securities Fraud Enforcement Act of 1988 prohibit “insider trading.” Insider trading can be defined as trading based on Material Nonpublic Information or communicating Material Nonpublic Information to others in violation of the law. Section 204A of the Advisers Act requires investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent insider trading violations and misuse of Material Non-Public Information by an investment adviser or any associated person.

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4.02.02 Prohibition on Insider Trading

TAM prohibits any Supervised Persons from trading, either personally or on behalf of others, including accounts managed by TAM, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading” and is a violation of the federal securities laws, punishable by a prison term and significant monetary fines for the individual and the investment adviser. TAM’s policy is applicable to all persons subject to this Code of Ethics and extends to activities within and outside of their duties with TAM. Prohibited activities include:

1.	Trading by an insider while in possession of Material Non-Public Information;

2.	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

3.	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking; and

4.	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

4.02.03 Concept of “Insider”

The concept of “insider” is broad. It includes principles, associates, and employees of a company. In addition, a person can be a temporary insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purpose. Temporary insiders can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. TAM may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect TAM and its Supervised Persons to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before TAM will be considered an insider.

4.02.04 Concept of “Material”

Trading on insider information is not a basis for liability unless the information is material. Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Supervised Persons should consider

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material includes but is not limited to dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, asset write-downs or write-offs, expansion or curtailment of company or major division operations, new product or service announcements, discovery or research developments, criminal, civil and government investigations and indictments, pending labor disputes, bankruptcy or insolvency, recapitalization plans, and extraordinary management developments.

Any nonpublic information about a client or sub-adviser should be considered material. Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-Public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Supervised Persons should consult with TAM Compliance if there is any question as to whether non-public information is material.

4.02.05 Non-public information

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be non-public information. Examples of the ways in which non-public information might be transmitted include, but are not limited to, in person; in writing; by telephone; during a presentation, by email, instant messaging, or Bloomberg messaging; by text message or through Twitter; or on a social networking site such as Facebook or LinkedIn.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Supervised Persons should consult with TAM Compliance if there is any question as to whether material information is non-public.

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4.02.06 Procedures for Recipients of Material Non-Public Information

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

2.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, a Supervised Person believes the information is material and nonpublic, or if a Supervised Person has questions as to whether they are in possession of Material Non-Public Information, they should inform TAM Compliance as soon as possible. TAM Compliance will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, a Supervised Person

1.	Must immediately report the potential receipt of Material Non-Public Information to TAM Compliance;

2.	Must not trade the securities of any company about which they may possess Material Non-Public Information, or derivatives related to the issuer in question;

3.	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

4.	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until TAM Compliance dictates an appropriate course of action.

If TAM Compliance determines that the information is material and non-public, TAM Compliance will prepare a written memorandum describing the information, its source, and the date that the information was received. TAM and its Supervised Persons will not place any trades in securities for which it has Material Non-Public Information. Depending on the relevant facts and circumstances, TAM Compliance may also take some or all of the following steps:

1.	Review TAM’s Insider Trading policies and procedures with the affected Supervised Person(s);

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2.	Initially ask the affected individual(s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

3.	Periodically ask the affected Supervised Person(s) to sign certifications that they have not improperly shared the information;

4.	Require the affected Supervised Person(s) to institute enhanced information security practices;

5.	Change the location of the affected individual(s)’ workspace(s);

6.	Review the emails of the affected individuals more frequently;

7.	Review TAM’s Insider Trading policies and procedures with all Supervised Persons;

8.	Inform TAM’s other Supervised Persons that the affected individual(s) may be in possession of Material Non-Public Information;

9.	Remind the other Supervised Persons that they should take reasonable steps to avoid inadvertent receipt of the information;

10.	Forbid other Supervised Persons from seeking to obtain the information; and

11.	Conduct key word searches of all Supervised Persons’ emails for the information in question.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when TAM Compliance determines that the information has become public and/or immaterial. At such time, TAM Compliance will amend the memorandum noted above to indicate the date that trading was allowed to resume and the reason for the resumption.

4.02.07 Selective Disclosure

Non-public information about TAM’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Supervised Persons must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of TAM Compliance. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that TAM owes to its Clients.

Supervised Persons should not disclose proposed or pending trades to any Client or other individual or entity outside of TAM other than a trading counterparty with a legitimate need to know the information. Additionally, Supervised Persons should be careful when disclosing the composition of any Fund portfolios without obtaining consent from TAM Compliance; Federal Securities Laws and/or the Funds’ policies may limit the dissemination of such information, and selective dissemination could be viewed as favoritism. The inclusion of information regarding

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any of the Funds’ portfolio holdings in marketing materials or TAM’s website is subject to TAM Compliance approval in accordance with the Funds’ marketing and advertising policies and procedures. Requests for information regarding a Fund’s holdings from outside individuals or entities should be forwarded to TAM Compliance, who will consider, among other things, the timeliness and sensitivity of the information and the Funds’ policies and procedures. Exceptions to the disclosure of portfolio holdings may only be granted by the CCO in accordance with the policies as stated in the Statement of Additional Information (SAI) supplement to each Fund’s prospectus.

4.02.08 Relationships with Potential Insiders

Portfolio management of the Funds has ultimately been delegated to third-party Sub-Advisers. In doing so, TAM may receive Material Non-Public Information about these managers’ investment strategies and trading activities. TAM’s Supervised Persons are prohibited from trading on, or improperly utilizing, Material Non-Public Information obtained from third-party managers.

The Sub-Advisers to TAM’s Funds may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

1.	Dividend or earnings announcements

2.	Write-downs or write-offs of assets

3.	Additions to reserves for bad debts or contingent liabilities

4.	Expansion or curtailment of company or major division operations

5.	Merger or joint venture announcements

6.	New product or service announcements

7.	Discovery or research developments

8.	Criminal, civil, and government investigations and indictments

9.	Pending labor disputes

10.	Debt service or liquidity problems

11.	Bankruptcy or insolvency problems

12.	Tender offers, stock repurchase plans, etc.

13.	Recapitalization

Individuals with access to Material Non-Public Information may have an incentive to disclose the information to TAM Supervised Persons due to the potential for personal gain and the creation of additional conflicts of interest that TAM may not be able to mitigate. Supervised Persons should be extremely cautious about investment recommendations, or information about issuers, that it receives from the Funds’ respective sub-advisers. Supervised Persons

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should inquire about the basis for any such recommendations or information, and should consult with TAM Compliance if there is any appearance that the recommendations or information are based on Material Non-Public Information.

4.02.09 Intentional Receipt of Non-Public Information about Public Issuers

In certain circumstances TAM may intentionally obtain non-public information about public issuers. For example, the Company might be provided with non-public information in connection with certain types of debt investments. TAM might also be invited to participate in a private offering of a public equity (a “PIPE”) or a tender offer. TAM’s receipt of non-public information about a public issuer may limit the Company’s ability to trade in that issuer’s public securities, so TAM Compliance must carefully consider the benefits and limitations before non-public information is received. Only TAM Compliance is authorized to sign confidentiality agreements on TAM’s behalf in connection with the potential receipt of non-public information, and Supervised Persons should consult with TAM Compliance before gaining access to documents or databases, or engaging in conversations, that are expected to yield non-public information. To the extent that TAM Compliance approves TAM’s receipt of non-public information, TAM Compliance will oversee the implementation of procedures designed to prevent improper transactions involving related publicly traded securities.

4.02.10 Pre-Set 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act may permit pre-planned trading in Securities about which an individual or entity possesses Material Non-Public Information. By documenting a 10b5-1 plan prior to the receipt of Material Non-Public Information, TAM or its Supervised Persons may be able to show that trades were not made based on the Material Non-Public Information. A 10b5-1 plan must be established in good faith prior to the receipt of Material Non-Public Information, must define specific trading parameters that will be followed consistently, and must be implemented by a third party. Neither TAM nor any Supervised Person may establish or trade on a 10b5-1 plan without written pre-approval from TAM Compliance.

4.02.11 Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to TAM’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

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This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of TAM and other market participants and trading counterparties. Supervised Persons should consult with TAM Compliance regarding questions about the appropriateness of any communications.

4.03 Political Contributions Policy

4.03.01 Guiding Principles

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, those reasons must be weighed against the requirements placed upon Investment Adviser’s and the fiduciary duty that is owed to Clients. Political contributions by an Investment Adviser or by Covered Associates (Supervised Persons) have the potential to be construed as payments to influence government officials’ awards of advisory contracts. “Pay to Play” practices distort the process by which advisers are selected leading to possible higher fees or inferior services. “Pay to Play” practices are inconsistent with the high standards of ethical conduct required of TAM and its Supervised Persons as fiduciaries under the Advisers Act.

The SEC has adopted Rule 206(4)-5 (the “Pay-to-Play Rule”) under the Advisers Act which provides specific prohibitions to help ensure that adviser selection is based on the merits, not the amount of money given to a particular candidate for office, while respecting the rights of industry participants to participate in the political process. The restrictions inherent in the Pay to Play Rule are in the nature of conflict of interest limitations and are therefore directly relevant to the ethical standards to which TAM Supervised Persons are held. The Companies have enacted this Policy on political contributions to address the requirements imposed by Rule 206(4)-5 under the Advisers Act. This policy applies to Companies and it Supervised Persons to the extent that it solicits business from a government entity, such as by responding to a request for proposal or communicating with the government entity regarding that entity’s formal selection process for investment advisers.

4.03.02 Prohibited Conduct

The Political Contribution Policy, in accordance with the Pay-to-Play Rule, prohibits the Companies from providing investment advisory services for compensation to a government entity within two years after a contribution to an official of the government entity is made by the Companies or a Supervised Person of the Companies. This prohibition includes receiving compensation for two years following a contribution of a new Supervised Person within two years after the contribution is made. (Advisers Act Rule 206(4)-5(a)(1))

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The Firm, all Supervised Persons and all political action committees (“PACs”) controlled by the Companies or any Supervised Person are prohibited from engaging in any of the following actions:

1.	Paying any person to solicit a government entity for investment advisory services on behalf of the Companies, unless the solicitor is either a regulated person that is subject to prohibitions against engaging in pay-to-play practices or an employee of a regulated entity; (Advisers Act Rule 206(4)-5(a)(2)(i))

2.	Coordinating, or soliciting, any person or political action committee to make contributions to an official of a government entity, or payment to a political party of a State or locality, to which the Companies provide or seek to provide advisory services, (including by making contributions through spouses, sponsoring certain fundraisers or asking another person to make contributions on their behalf); (Advisers Act Rule 206(4)-5(a)(2)(ii))

3.	Making or soliciting political contributions where the purpose is to assist the Companies in obtaining or retaining business;

4.	Taking any indirect action that, if taken directly would violate any of these prohibitions.

4.03.03 Personal Contribution Exceptions

An exception to the prohibition on contributions is available for contributions from Supervised Persons of $150 per election in which the Supervised Person is not eligible to vote, or $350 per election if the Supervised Person is eligible to vote in the election. For the purposes of the de minimis exceptions listed herein, primary and general elections are considered to be separate elections and a Supervised Person would not be prohibited from contributing the permitted de minimis amount for each election, so long the contributions comply with the other requirements of this Policy.

If a contribution is made in excess of the $150 in an election where the contributor is not eligible to vote, an exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

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The restrictions on contributions and payments imposed by this policy can apply to the activities of individuals for the two years before they became Supervised Person of the companies. However, for Supervised Persons who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

This Policy is not intended to impinge on the wide range of expressive conduct available in connection with elections. The Policy imposes no restrictions on activities such as making independent expenditures to express support for candidates, volunteering, making speeches or other related conduct. A donation of time by any individual is not considered to be a contribution provided TAM has not solicited the individual’s efforts.

4.03.04 Reporting and Pre-Clearance of Contributions

Supervised Persons will be required to report all Political Contributions made and certify their compliance with this policy at least annually in a manner deemed acceptable by TAM Compliance in conjunction with the annual acknowledgement of the Code of Ethics. Access Persons may be required to certify their compliance more frequently in conjunction with the quarterly reporting of personal transactions. TAM Compliance will review all reported contributions to verify that TAM is in compliance with Rule 206(4)-5 of the Advisers Act.

If a Supervised Person or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from TAM Compliance in the manner prescribed by TAM Compliance. Supervised Persons should be aware that political contributions that may require pre-clearance include cash donations, as well as substantive donations of TAM’s resources, such as the use of conference rooms or communication systems. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. TAM Compliance will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, TAM Compliance will seek to protect the confidentiality of all information regarding each proposed contribution.

Supervised Persons may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office. Federal, state, and local laws may impose other limits on individuals concerning political contributions and similar activities. The CCO and his/her delegate will not review whether a Supervised Person’s proposed activities comply with those limits. It is the Supervised Person’s responsibility to ensure that his or her activities comply with

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applicable federal, state and local laws. Supervised Persons must use good judgment in connection with all contributions and should consult with TAM Compliance if there is any actual or apparent question about the propriety of a potential contribution.

The CCO’s political contribution activities will be reviewed by a member of TAM Compliance and a member of TAM Legal to confirm adherence with the herein policies.

Any political contribution by TAM, rather than its Supervised Persons, must be pre-cleared by TAM Compliance, irrespective of the proposed amount or recipient of the contribution. The CCO will work with TAM’s CEO and President to ensure that the TAM complies with the Pay to Play Rules and this policy, and to document that compliance appropriately. Annually, TAM Compliance will request the CEO of TAM to certify the firm’s compliance with the policy.

TAM Compliance will maintain a log of contributions or an empty log if there are no contributions, in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Funds and Investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

4.03.05 Prohibited Contributions

Political contributions by TAM or Supervised Persons to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

4.03.06 New Supervised Persons and Applicants for Employment

TAM Compliance will meet with new/potential Supervised Persons to discuss their past political contributions. The review will address the prior six months for Supervised Persons who will have no involvement in the solicitation of Clients or Investors; contributions for all other Supervised Persons will be reviewed for the prior two years. New Supervised Persons will be required to sign a certification regarding their prior political contributions as part of their initial acknowledgement of this Code and submit the certification to TAM Compliance

Applicants for employment may also be required to complete a certification regarding their political contributions when they apply for a position with the Companies. In deciding whether to hire an applicant, the Companies shall be entitled to consider, based on the applicant’s responses to the certification, whether hiring the applicant would affect the relationship between the Firm and a government entity and or/limit the Companies’ ability to pursue a client relationship with a government entity.

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4.03.07 Charitable Donations

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity are permissible as they do not implicate Rule 206(4)-5. Donations by TAM or Supervised Persons to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited. Supervised Persons should notify TAM Compliance about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

4.03.08 Public Office

Supervised Persons must obtain written pre-approval from TAM Compliance prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with TAM’s business activities.

4.03.09 Outside Business Activities and Political Contributions

If a Supervised Person is associated with an outside business, such as by serving as an officer or director, the Supervised Person should recuse himself or herself from any decisions regarding that entity’s political contributions. If the Supervised Person believes that the outside business’ political contributions could give even the appearance of being related to TAM’s advisory activities or marketing initiatives, the Supervised Person must discuss the matter with TAM Compliance. Any outside business activities by the CCO will be reviewed by the Director of Compliance.

4.04 Gifts and Entertainment Policy

4.04.01 Guiding Principles

TAM holds its Supervised Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Both as a matter of sound practice and basic business integrity, Supervised Persons of the Companies should avoid doing anything that suggests that the Companies’ business decisions may be influenced by any irrelevant or improper consideration, whether illegal (such as kickbacks and bribes) or legal but improper (such as inappropriate favors and gifts). In particular, a conflict of interest may occur when the personal interests of Supervised Persons interfere, or could potentially be deemed to interfere, with their responsibilities to the Companies and its clients.

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To avoid the appearance of a conflict of interest, Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, they should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Companies.

Supervised Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient. However, Supervised Persons should note that the receipt of any gifts and entertainment may constitute a violation under Section 17(e)(1) of the Investment Company Act if the receipt of which could be viewed as compensation for the purchase or sale of any property to or for the Companies.

4.04.02 Receipt of Entertainment

Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Supervised Person’s portion of the entertainment is less than $300, pre-clearance of the entertainment will not be required. However, if the Supervised Person has received entertainment twice or more in a month from the same company, regardless of the estimated cost or value, pre-clearance of the entertainment must be sought from TAM Compliance prior to participating in the event. All entertainment received by Supervised Persons must be reported to TAM Compliance in a format required by Compliance.

4.04.03 Receipt of Gifts

Supervised Persons generally may accept gifts from, or give gifts to, any one person that do not exceed an annual aggregate amount of $100, without seeking pre-clearance from TAM Compliance. “Gifts” in this context include books, pens, mugs, golf balls and other items that are accepted from, or given to, any person in connection with a current or prospective business relationship with the Companies or its clients. These rules do not apply to gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child. These rules also do not apply to promotional items that clearly display a company logo, such as golf balls, shirts, duffle bags, towels and pens valued at less than $100. All gifts received by Supervised Persons must be reported to TAM Compliance in a format required by Compliance.

Persons to whom this Code applies may never solicit gifts.

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4.04.04 Giving of Gifts and Entertainment

TAM and its Supervised Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval from TAM Compliance to give gifts or entertainment in excess of $100 to any individual or entity that TAM does, or is seeking to do, business with. All gifts and entertainment given by Supervised Persons must be reported to TAM Compliance in a format required by Compliance.

4.04.05 Pre-Approval of Gifts and Entertainment

In addition to the permissible gifts and entertainment described above, persons to whom this Code applies may accept other gifts or entertainment, or provide gifts or entertainment, if pre-approved by the Adviser’s CCO or his/her delegate, who shall duly document his/her decision whether to grant an exception in writing. If the request for an exception is made by the Adviser’s CCO himself/herself, the decision whether to grant an exception shall be made by a member of TAM Compliance and TAM Legal. Decisions should be based on a determination that the gifts or entertainment are not made to influence business decisions, among other factors (for example, any gift or entertainment that is conditioned upon the recipient taking some action or reaching some “target” may pose significant ethical concerns).

4.04.06 Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by TAM (in this instance, TAM means the entity and Supervised Persons in the aggregate) to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of TAM’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials, regardless of value, must be reported to TAM Compliance.

4.04.07 Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

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The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. TAM and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain written pre-clearance from TAM Compliance prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Supervised Persons must disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Supervised Persons must consult with TAM Compliance if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

4.04.08 Gifts and Entertainment Given to ERISA Plan Fiduciaries

TAM (in this instance, TAM means the entity and Supervised Persons in the aggregate) is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to TAM Compliance.

4.04.09 Reporting Obligations

All gifts and entertainment as defined herein should be reported to the CCO or his/ her delegate. The recipient of the gift or entertainment should report his or her name, the date of the receipt of the gift or entertainment, a description of such gift or entertainment, the estimated value of the gift, and the source or provider of the gift or entertainment. Supervised Persons will be required to report gifts and entertainment received, or given, to TAM Compliance semi-annually. In conjunction with other reporting obligations, Access Persons will be required to report any gifts and entertainment received, or given, to TAM Compliance on a quarterly basis.

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4.05 Outside Business Activities Policy

Consistent with their legal and ethical obligations, Supervised Persons must avoid outside business activities (“OBA”) that conflict with their duties to the Companies. This includes securities related and non-securities related activities in which Supervised Persons are employed by, formally associated with, and/or accept compensation from (either directly or indirectly) any entity (including non-profit organization) or individual. Before engaging in any OBAs, Supervised Persons must disclose to TAM Compliance the proposed OBA in a format required by Compliance. The disclosure shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the disclosure.

Supervised Persons shall annually certify that all OBAs have been disclosed when completing the annual Code of Ethics acknowledgment and Conflict of Interest Questionnaire.

Section 5: Personal Securities Transactions

5.01 Personal Securities Trading Principles

Certain Supervised Persons designated by the CCO as Access Persons must report their personal securities transactions and holdings, and are subject to other personal trading restrictions. All Access Persons are deemed to be Access Persons for purposes of Rule 204A-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act.

In striving to fulfill the fiduciary duty owed to the Funds and their shareholders, Access Persons must conduct their Personal Securities transactions in a manner which does not violate the Federal Securities laws, interfere with Fund transactions, or otherwise take unfair advantage of Client relationships.

5.02 Personal Securities Reporting Requirements

In order to provide the CCO or his/her delegate with information to identify improper trades or patterns of trading by Access persons and determine, with reasonable assurance, whether certain of the Companies’ compliance policies are being observed, certain reports will be completed by Access Persons and submitted to the CCO or his/her delegate. Access Persons are responsible for satisfying the reporting requirements set forth below. Reportable Securities for purposes of the below required reporting includes all securities except for:

1.	Transactions and holding in direct obligations of the United States Government

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2.	Money Market instruments – bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments

3.	Shares of Money Market Funds

4.	Transactions and holdings in share of other types of mutual funds, unless it is mutual fund advised by Transamerica (affiliated funds) or a mutual fund of a Sub-Adviser that employs essentially the same strategy as a Transamerica fund which they sub-advise on behalf of TAM.

5.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

The reporting requirements set forth below include reportable securities in which the Access Person has, or acquires, any direct or indirect beneficial ownership. An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access Person’s household.

5.02.01 Initial Holdings Reports

No later than 10 calendar days after a person becomes an Access Person, (s)he must submit to Compliance an initial holdings report on a template provided by Compliance that includes the following information (which must be current as of a date no more than 45 days prior to the date the person became an Access Person):

1.	The title and type of security, ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership and exercises influence or control;

2.	The name and account number of any Broker with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person;

3.	The date that the report is submitted by the Access Person; and

4.	The signature of the Access Person.

5.02.02 Quarterly Transaction Reports

Within 30 calendar days after the end of each calendar quarter (or earlier as prescribed by Compliance), each Access Person must submit a quarterly transaction report on a template provided by Compliance with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership.

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1.	Each quarterly transaction report must be dated and signed by the Access Person submitting the report, and shall contain the following information:

a.	The date of the transaction, the name of the security, ticker symbol or CUSIP number, and the number of shares, the interest rate and maturity date (if applicable) and the principal amount of each Reportable Security involved;

b.	The nature of the transaction (i.e., purchase, sale, or any other acquisition or disposition);

c.	The price at which the transaction was effected;

d.	The name and account number of the Broker through whom the transaction was effected;

e.	The name and account number of the Broker with whom the Access Person established a new Broker account; and

f.	The date that the report is submitted by the Access Person.

2.	If the Access Persons did not engage in any Personal Securities Transactions in Reportable Securities during the period, then they report must clearly state as such in a manner determined by Compliance.

3.	Access Persons must also report the establishment of accounts in which any securities are held for his/her direct or indirect benefit. Such reporting shall include the Broker’s name and the date the account was established.

5.02.03 Annual Holdings Reports

At least annually, generally as of December 31st, Access Persons must submit, by the date established by Compliance, an annual holdings report on a template provided by Compliance that includes the following information (information must be current as of a date no more than 45 days before the report is submitted):

1.	The name and type of security, ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any Beneficial Ownership and exercises influence or control;

2.	The name and account number of any Broker with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

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5.02.04 Exceptions from Reporting Requirements

An Access Person need not submit:

1.	Any report (initial, quarterly or annual) with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control (managed accounts);

2.	A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

3.	A transaction report with respect to transactions effected pursuant to a systematic withdrawal plan;

4.	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the TAM CCO or his/her delegate holds in his/her records so long as (s)he received the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.02.05 Duplicate Filing Exceptions

1.	An Access Person who is also an Access Person of a sub-adviser to the Funds need not submit reports otherwise required by this Section, unless specifically identified, provided that either:

a.	such person submits to such investment adviser or sub-adviser forms prescribed by the Code of Ethics of such adviser or sub-adviser containing substantially the same information as called for in the forms required by this section, or

b.	The information in such report would duplicate information required to be recorded under Rule 204-2(a)(13) under the Advisers Act.

2.	An Access Person who is also an Access Person of the Funds’ principal underwriter need not submit reports otherwise required by this section provided that such person submits to the principal underwriter forms prescribed by the Code of Ethics of such principal underwriter containing substantially the same information as called for in the forms required by this section.

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5.02.06 Disinterested Directors

Disinterested Directors shall submit the same quarterly report as Access Persons state above, but only for transactions in Reportable Securities where he or she knew at the time of the transaction, or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately preceding or after the date of the transaction such security is or was purchased or sold, or considered for purchase or sale, by the Funds. No report is required if the Director had no direct or indirect influence or control over the transaction.

5.03. Pre-Clearance in Reportable Securities Transactions

Members of the Investment Management Team, Mutual Fund Product Management Team and Access Persons specifically designated by the CCO or his/her delegate will be required to pre-clear all transactions in Reportable Securities prior to trading in Reportable Securities, including Reportable Funds. In determining individuals required to pre-clear transactions in Reportable Securities, the CCO or his/her delegate will consider various factors including, but not limited to, the individual’s job responsibilities, access to information, and/or trading patterns observed in quarterly transaction reports. Review of pre-clearance requests will focus on trades enacted within the Affiliated Funds and the individual’s access to information and other factors deemed pertinent by Compliance. Once approval has been received, it will be valid during the trading hours on the day obtained and the following day unless otherwise indicated by TAM Compliance.

The pre-clearance requirements shall NOT apply to:

1.	Purchases and/or Sales executed in any account for which an Access Person has Beneficial Ownership but over which the Access Person has no direct or indirect influence or control (managed accounts);

2.	Transactions executed pursuant to an Automatic Investment Plan including rebalance programs (i.e., where the Access Person does not determine the investment allocations) within 401(k) plans; or

3.	Purchases and/or Sales executed upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.	Purchases and/or Sales of Future securities

5.	Purchases and/or Sales of Currency securities

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5.04 Blackout Periods

Access Persons trading in Reportable Securities may be restricted during defined blackout periods.

5.04.01 Policy Blackout Periods

Access Persons may not transact Reportable Securities, including Reportable Funds, during blackout periods without Compliance’s prior approval.

1.	Access Persons may not transact in a Reportable Security within the seven (7) days before, the day of, and seven (7) days after a Fund transaction.

2.	Access Persons must use caution when transacting in any Reportable Security when they have knowledge of a pending or recent Fund transaction involving the issuer of the Reportable Security. For any situations that involve a potential conflict of interest, the Access Person may not trade in the issuer’s securities within seven (7) days before, the day of, and seven (7) days after the Fund transaction.

3.	Access Persons may not transact in other securities designated, from time to time, by Compliance.

5.04.02 Policy Blackout Period Exemptions

1.	Daily de minimis exemption: Transactions in a Reportable Security totaling less than $25,000 are exempt from the Policy Blackout Periods. This exemption amount must be calculated by aggregating the value of all trades in the Reportable Security across the Access Person’s accounts.

2.	Control exemption: Access Persons are not required to comply with the blackout period requirements for Reportable Securities Transactions for which they have Beneficial Ownership but do not directly or indirectly exercise influence or control

5.04.03 Corporate Blackout Periods

Access Persons shall not Purchase and/or Sell, directly or indirectly, AEGON N.V. securities, including debt instruments, or exercise AEGON N.V. stock options or stock appreciation rights during designated blackout periods. Access Persons may, however, continue to participate in Automatic Investment Plans related to AEGON N.V. stock during these periods, as long as the pre-set schedule or allocation is not overridden by the Access Person during the blackout period.

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5.05 Holding Period Requirements

Access Persons may not sell any Reportable Security/Reportable Fund within 60 days of its purchase. Holding period determinations will be based on the last-in, first-out (LIFO) method. This standard also applies to derivatives securities related to the Reportable Security or Reportable Fund. This policy is intended to prohibit short-term and speculative trading activities.

5.05.01 Holding Period Exemptions

Access Persons are not required to comply with the 60 day holding period requirement for the following:

1.	Transactions in Reportable Securities for which they have Beneficial Ownership and do not directly or indirectly exercise influence or control.

2.	Transactions in Reportable Securities that are short-term instruments

3.	Transactions in Reportable Securities that are automatically enacted due to the utilization of a Stop-Loss Order Strategy

5.06 Broker Trading Restrictions

Access Persons may only trade in Reportable Securities in or through Broker accounts that have been reported to Compliance prior to the transaction.

Section 6: Reporting, Certification and Administration

6.01 Internal Reporting of Code Violations and Sanctions

Improper actions by TAM or its Supervised Persons could have severe negative consequences for TAM, the Funds and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Supervised Persons have a duty to promptly report to TAM Compliance improper or suspicious activities, including any violations of the Code or other violations. All reported violations will be treated confidentially to the extent permitted by law and will be investigated promptly. Any problems identified during the review will be addressed in ways that reflect TAM’s fiduciary duty to its Clients.

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Issues can be reported to any member of TAM Compliance in person, or by telephone, email (TAMCompliance@transamerica.com), or written letter. Reports of violations may be made anonymously through Transamerica’s S.H.A.R.E. helpline at 1.866.263.7787. Retaliation against any persons reporting a violation of the Code is strictly prohibited and is a violation of this Code.

6.01.01 Reporting of Material Violations

If the CCO determines that a material violation of the Code has occurred, the CCO will promptly report the violation, and any associated action(s), to TAM senior management and the Boards of the Funds.

6.01.02 Sanctions

Compliance with the Code is a condition of employment. The rules, procedures, reporting and record keeping requirements contained in the Code are designed to prevent Supervised Persons from violating the provisions of the Code. Failure by a Supervised Person to comply with the Code may adversely impact the Companies and may constitute a violation of Federal Securities laws.

Violations of the Code, or the policies and procedures set forth in TAM’s Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

6.02 Reports to the Funds

6.02.01 Annual Reports

The Boards of Directors of the Funds (“Boards”) shall receive and consider annual reports from the CCO or his/her delegate which summarizes the effectiveness of existing procedures for compliance with the Code, describes any issues arising under the Code since the last report (including, without limitation, reports of any material violations of the Code or its compliance procedures and any resulting sanctions), summarizes any changes in the procedures made during the past year, and identifies any recommended changes in existing restrictions or procedures based upon the Companies’ experience with the Code or developments in applicable laws or regulations. The annual report must certify that the Companies have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

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6.02.02 Quarterly Reports

The Boards shall receive a quarterly report from the CCO or his/her delegate with respect to any material violations requiring significant remedial action during the preceding calendar quarter. The quarterly report to the Board shall also include a disclosure of any actual or potential conflicts of interest identified during the reporting period.

6.02.03 Approval and Amendments

Following the initial approval of the Code by the Boards, any material change to the Code must be approved or ratified by the Board of the applicable Fund within six (6) months of such amendment. The Board must base its approval of any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Person from engaging in any conduct prohibited by Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Advisers Act. (Investment Company Act Rule 17j-1(c)(1)(ii))

6.03 Sub-Adviser Reporting

6.03.01 Sub-Adviser Code of Ethics

Each Sub-Adviser shall adopt, and deliver to the Funds a copy of, a Code of Ethics pursuant to Rule 17j-1 of the 1940 Act which seeks to ensure that all individuals who are Access Persons of any of the Funds by virtue of their affiliation with a Sub-Adviser comply with the terms of this Code of Ethics by providing procedures and restrictions substantially equivalent to those set forth herein, except to the extent variations therein are expressly approved by the Boards of the Funds. Accordingly, requirements for reports, reviews and other procedures set forth herein shall be satisfied for individuals who are Access Persons of the Funds by virtue of their affiliation with a Sub-Adviser by compliance with equivalent procedures enacted by such Sub-Adviser.

6.03.02 Sub-Adviser Amendments

Each Sub-Adviser shall present all material amendments to its Code of Ethics to the Boards of the Funds for review and approval in accordance with Rule 17j-1. Material amendments will be submitted to TAM Compliance as part of the Sub-Adviser’s quarterly compliance reporting. The CCO of the Funds will present material changes to the Boards of the Funds each quarter as they are reported to TAM Compliance.

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6.03.03 Sub-Adviser Quarterly Reporting

Each Sub-adviser shall, on a quarterly basis, identify any material violations to the Code of Ethics for the sub-adviser. The CCO of the Funds will present any reported material violations from the sub-advisers to the Boards.

6.03.04 Sub-Adviser Annual Certification

Each Sub-adviser shall, on an annual basis, certify to the Boards that the sub-adviser maintains a written Code of Ethics as required by Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Advisers Act and procedures have been put in place to reasonably prevent its access persons from violation the Code of Ethics. Additionally the sub-adviser shall certify that all Access Persons of the sub-adviser file reports at least quarterly as to their personal securities transactions and annually as to their personal holdings.

6.04 Interpretation of Provisions

The Boards of the Funds and TAM may from time to time adopt such interpretations of the Code as they deem appropriate.

Section 7: Chief Compliance Officer Responsibilities

7.01 Lists of Supervised Persons and Access Persons

TAM Compliance shall update and maintain the lists of Supervised Persons and Access Persons and shall notify those persons of their Code obligations including their reporting obligations.

7.02 Code of Ethics Monitoring

7.02.01 Review of Reports and Activities

The CCO or his/her delegate shall periodically review such reports, duplicate confirmations and account statements, and maintain copies thereof as required by this Code, with a view to identifying any pattern of personal securities transactions that suggests any actual or potential conflict of interest, the appearance of a conflict of interest, or any abuse of such person’s position of trust and responsibility with TAM, it’s Clients, the Companies, or the Funds. Prior to making a determination that a violation has been committed by any person or that any personal securities transaction is otherwise problematic under the Code and the purposes thereof, such person shall be given an opportunity to supply additional explanatory material.

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The CCO or his/her delegate will review the reports in light of such factors that he deems appropriate, which may include, among other things:

1.	An assessment of whether the Access person followed any required internal procedures, such as pre-clearance;

2.	A comparison of personal trading to any restricted investments; and

3.	Periodically analyzing the Access Person’s trading for patterns that may indicate abuse, including market timing.

7.02.02 Maintaining Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except that the same may be disclosed to the Boards of the Funds and the Adviser, to any regulatory or self-regulatory authority or agency upon its request or as required by law or court or administrative order.

7.03 Code of Ethics Effectiveness

TAM Compliance will (a) periodically test compliance with this Code and (b) annually review the effectiveness of the Code’s implementation and make updates as deemed necessary.

7.04 Annual Compliance Certifications

TAM Compliance will reasonably ensure that Supervised Persons receive a copy of the Code and sign the certification on an initial and annual basis, as well as for any material Code amendments.

7.05 Training

TAM Compliance will periodically educate and/or train Supervised Persons regarding the Code and their responsibilities thereunder.

7.06 Violations

TAM Compliance shall promptly investigate any Code violations, including alleged and suspected violations, and take or prescribe appropriate actions to mitigate any conflicts of interest and to enforce the Code’s principles.

7.07 Delegation

The CCO may delegate administrative responsibilities under this Code. To the extent feasible, Code of Ethics administrative functions should be segregated in such a manner that one administrator’s Code activities and violations are reviewed and addressed by another administrator. The CCO shall retain ultimate responsibility for the Code’s administration.

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7.08 Hardship Exemptions

The policies set forth throughout the Code are intended to prescribe general standards of conduct and to address conflicts of interest. Based on specific circumstances and when deemed consistent with the spirit of the Code, Compliance may grant hardship exemptions to certain code requirements. Compliance will document its approval of these exemptions.

7.09 Code of Ethics Review and Updates

TAM Compliance will update the Code as necessary as compliance issues, changes in TAM’s business activities, or regulatory issues develop.

Section 8: Books and Records

8.01 Code of Ethics Records

TAM Compliance will maintain the following records for at least five (5) years from the end of the fiscal year recorded (a minimum of two (2) years on-site) or for longer periods as may otherwise be prescribed.

1.	A copy of this Code and any other code of ethics adopted by the Companies pursuant to Rule 204A-1 and Rule 17j-1 that has been in effect during the past five (5) years;

2.	A record of any violation of the Code, and any action taken in response to such violations shall be preserved for a period of no less than five (5) years from the end of the fiscal year in which the violation occurred;

3.	A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person.

4.	A record of each report, including any brokerage confirmations and account statements submitted in lieu of these reports, made by an Access Person shall be preserved for a period of no less than five years from the end of the fiscal year in which it was made including:

a.	Initial Holdings Reports

b.	Annual Holdings Reports

c.	Quarterly Transaction Reports

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5.	A record of the names of persons who are currently, or within the past five years were, Access Persons (or otherwise required to submit reports under a code of ethics), and a record of persons who are or were responsible for reviewing such reports.

6.	A record of any decision, and the reason supporting the decision, to approve an Access Person’s participation in an IPO or limited offering for at least five years after the end of the fiscal year in which the approval is granted;

7.	A record of all pre-clearance requests, supporting information, and disposition of such request;

8.	Other periodic Code of Ethics compliance reports, certifications, and approvals;

9.	Any other such record as may be required under the Code shall be preserved for a period of no less than five years from the end of the fiscal year in which it is generated.

8.02 Political Contribution Records

TAM Compliance will maintain all Certificates, Forms and other relevant documents required by the Political Contribution Rule and this Policy as part of the Firm’s books and records. The Firm shall make and keep the following records, in a manner consistent with its current recordkeeping policies as required by Rule 204-2 of the Adviser’s Act:

1.	The names, titles, and business and residential addresses of all employees that the Firm deems to be “covered associates” under the Political Contribution Rule.

2.	All contributions made, whether directly or indirectly, by the Firm or any of its covered associates to an official of a government entity.

3.	All payments made, whether directly or indirectly, by the Firm or any of its covered associates to a political party of a state or political subdivision thereof, or to a political action committee.

4.	All government entities to which the Firm provides or has provided investment advisory services, or which are, or were, investors in any Portfolio or other covered investment pool to which the Firm provides or has provided investment advisory services, in the past five years, but not prior to September 13, 2010.

5.	The name and business address of each “regulated person” to whom the Firm provides or agrees to provide, directly or indirectly, any payment to solicit a government entity for investment advisory services on the Firm’s behalf.

8.03 Gifts and Entertainment Records

TAM Compliance will maintain any reports of Supervised Persons created under the Gifts and Entertainment Policy herein in a manner consistent with its current recordkeeping policies.

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Section 9: Definitions

The following terms are used throughout the Code and have the meanings attributed to them in this section:

Access Person: 1) Any Supervised Person (as defined below) of the Adviser or Advisory Person (as defined below) of the Funds; or 2) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by a Fund for which a principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities. 3) All of a Fund’s directors, trustees, officers and general partners are presumed to be an Access Person of the Funds. (Investment Company Act Rule 17j-1(a)(1)) 4) Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holding of any reportable fund 5) Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. (Advisers Act Rule 204A-1(e)(1))

Advisory Person: (1) any director, trustee, officer, or employee of any of the Funds or the Adviser (or any company in a control relationship to any of the Funds or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by any of the Funds or whose functions relate to the making of any recommendations with respect to such purchases or sales; (2) any natural person in a control relationship with any Fund or the Adviser who obtains information concerning recommendations regarding the purchase or sale of Securities by any Client; and (3) any Supervised Person of the Adviser (A) who is involved in making securities recommendations to Clients, or (B) has access to such recommendations that are nonpublic, access to nonpublic information regarding a Client’s purchase or sale of securities, or access to nonpublic information regarding the portfolio holdings of an Affiliated Fund. (Investment Company Act Rule 17j-1(a)(2))

Affiliated Fund The Funds and any investment company registered under the 1940 Act whose investment adviser or principal underwriter Controls (as defined below) the Adviser, is Controlled by the Adviser, or is under common Control with the Adviser.

Automatic Investment Plan: Program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. (Investment Company Act Rule 17j-1(a)(11), Advisers Act Rule 204A-1(e)(2))

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Beneficial Ownership: “Beneficial Ownership” of a security is determined in the same manner as it would be for the purposes of Section 16 of the Securities Exchange Act of 1934. Generally, a person would be considered to be the beneficial owner of Reportable Securities held by such person’s spouse, minor children, a relative who shares such person’s home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains from such Reportable Securities benefits substantially equivalent to those of ownership. A person could be considered himself the beneficial owner of securities if that person can vest or re-vest title in such person now or in the future. (Advisers Act Rule 204A-1(e)(3))

Broker: A broker, dealer, bank, or other intermediary, including 401(k) and retirement plans, through whom an Access Person has Beneficial Ownership and/or transacts in or holds Reportable Securities.

CCO: The Chief Compliance Officer of TAM or the Funds.

Client: Any entity (e.g., mutual fund, person or corporation) for which TAM provides an advisory service or to which it has a fiduciary responsibility.

Code: The Code of Ethics administered and enforced by the CCO.

Contributions: Any gift, subscription, loan, advance, or deposit of money or anything of value made for: (1) the purpose of influencing any election for Federal, State, or local office; (2) Payment of debt incurred in connection with any such election; or (3) Transition or inaugural expenses of the successful candidate for State or local office. (Advisers Act Rule 206(4)-5(f)(1))

Control: Shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act. (Investment Company Act Rule 17j-1(a)(3))

Covered Associate: (1) Any general partner, managing member or executive officer, or other individual with a similar status or function; (2) Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and (3) Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.” (Advisers Act Rule 206(4)-5(f)(2))

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Covered Investment Pool: (1) An investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity; or (2) Any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act (Advisers Act Rule 206(4)-5(f)(3))

Covered Security: a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.	Shares issued by U.S. registered open-end funds other than Affiliated Funds. (Investment Company Act Rule 17j-1(a)(4))

Director: Any individual serving as a Director, Trustee or Managing Board Member on the Board of a Fund.

Disinterested Director: means any Director who is not an “interested person” of such Fund within the meaning of Section 2(a)(19) of the Act.

Executive Officer: (1) The president of an investment adviser; (2) Any vice president in charge of a principal business unit, division, or function (such as sales, administration or finance) of an investment adviser; (3) Any other officer of the investment adviser who performs a policy-making function; or (4) Any other person who performs similar policy-making functions for the investment adviser. (Advisers Act 206(4)-5(f)(4))

Federal Securities Laws: The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. (Advisers Act Rule 204A-1(e)(4))

Fund: Any investment company registered under the Investment Company Act (Investment Company Act Rule 17j-1(a)(5), Advisers Act Rule 204A-1(e)(5))

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Government Entity: Any State or political subdivision of a State, including (1) any agency, authority, or instrumentality of the State or political subdivision, (2) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including but not limited to a “defined benefit plan”, or a State general fund. (3) a plan or program of a government entity; and (4) officers, agents or employees of the state or political subdivision or agency, authority or instrumentality thereof, acting in their official capacity. (Advisers Act 206(4)-5(f)(5)

Immediate Family Member: An Access Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. (Investment Company Act Rule 17j-1(a)(6), Advisers Act Rule 204A-1(e)(6))

Investment Personnel: (1) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making any recommendations regarding the purchase or sale of securities by the Fund, (2) Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the fund regarding the purchase or sale of securities by the Fund. (Investment Company Act Rule 17j-1(a)(7))

Insider trading: Trading based on Material Nonpublic Information or communicating Material Nonpublic Information to others in violation of the law.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505 or 506 there under. (Investment Company Act Rule 17j-1(a)(8), Advisers Act Rule 204A-1(e)(7))

Managed Account: Account where an Access Person has Beneficial Ownership, but does not have the authority to exercise direct or indirect influence or control over the account. Typically, in these arrangements, the Access Person has assigned investment discretion authority to his/her Broker (or investment advisor).

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Official: Any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate, or successful candidate for elective office of a government entity, if the office: (1) Is directly or indirectly responsible for, or can influence, the outcome of, the hiring of an investment adviser by a government entity; or (2) Has authority to appoint any person who is directly or indirectly responsible for or can influence the outcome of, the hiring of an investment adviser by a government entity. (Advisers Act 206(4)-5(f)(6))

Payment: Any gift, subscription, loan, advance or deposit of money or anything of value. Advisers Act 206(4)-5(f)(7))

Personal Securities Transaction: A transaction in a security in which an Access Person has or thereby acquires Beneficial Ownership. An Access person is considered to be “engaging in” or “affecting” a Personal Securities Transaction if (s)he, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transactions.

Plan or Program of a government entity: Any participant-directed investment program or plan sponsored or established by a State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan”, a retirement plan, or any other similar program or plan. Advisers Act 206(4)-5(f)(8)

Purchase or sale of a covered security: Includes the writing of an option to purchase or sell a Covered Security (Investment Company Act Rule 17j-1(a)(9), Advisers Act Rule 204A-1(e)(8))

Public Company: Any entity subject to the reporting requirements of Section 12 or 15(d) of the Exchange Act.

Reportable Fund: (i) any fund for which TAM serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)); or (ii) any fund whose investment adviser or principal underwriter controls TAM, is controlled by TAM, or is under common control with TAM. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (Advisers Act Rule 204A-1(e)(9))

Reportable Security: A security as defined under section 202(a)(18) of the Advisers Act, including, for example, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or

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privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Excluded from this definition are:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (meaning instruments having a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open-end funds other than i) Affiliated Funds, and ii) exchange traded funds; and

5.	Shares issued by unit investment trusts that invest in open-end funds other than Affiliated Funds. (Advisers Act Rule 204A-1(e)(10))

Security Held or to be Acquired: Any covered security which, within the most recent 15 days (1) is or has been held by the Fund; or (2) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund (including options to purchase or sell and any security convertible or exchangeable for a Covered Security) (Investment Company Act Rule 17j-1(a)(10))

Solicit: (1) With respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser; and (2) With respect to a contribution or payment, to communicate directly or indirectly for the purpose of obtaining or arranging a contribution or payment. Advisers Act 206(4)-5(f)(10)

Supervised Person: Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of TAM, or other person who provides investment advice on behalf of TAM and is subject to the supervision and control of TAM. (Based on Advisers Act §202(a)(25))

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Section 10: Effective Dates

10.01 Code of Ethics

Effective Date:	November 13, 2009
Revision Date:	January 3, 2012

As amended the Policy shall be effective July 1, 2015.

10.02 Conflicts of Interest Policy

Effective Date:	May 15, 2015

10.03 Insider Trading Policy

Effective Date:	December 8, 2004
Revision Date:	July 1, 2008

As amended and herein incorporated the Policy shall be effective July 1, 2015.

10.04 Political Contributions Policy

Effective Date:	March 14, 2011
Revision Date:	September 30, 2011

As amended and herein incorporated the Policy shall be effective July 1, 2015.

10.05 Gifts and Entertainment Policy

Effective Date:	April 1, 2008
Revision Dates:	May 29, 2012
June 29, 2012

As amended and herein incorporated the Policy shall be effective July 1, 2015.

10.06 Outside Business Activities Policy

Effective Date:	July 1, 2015